EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK ANNOUNCES INTENTION

TO REFINANCE $90 MILLION OF 11¼% SENIOR NOTES

WITH NEW PROPOSED $90 MILLION TERM LOAN B

Philadelphia, PA, February 28, 2007 — Mothers Work, Inc. (Nasdaq: MWRK) announced today that it has retained Banc of America Securities LLC to arrange a new $90 million senior secured Term Loan B to refinance the remaining $90 million outstanding principal amount of its 11 1/4% Senior Notes due 2010.  In addition, as part of this proposed offering, the Company is currently negotiating to amend its existing $60 million credit facility to extend its maturity as well as to modestly increase its size to $65 million.

The Company disclosed previously in its January 24, 2007 press release that it was exploring ways to refinance the remaining $90 million principal amount of its 11 1/4% Senior Notes with lower cost debt.    As indicated in its January 24, 2007 press release, the Company expects that any refinancing of its Senior Notes would result in a one-time charge to earnings from the early retirement of the Senior Notes, but would result in decreased interest expense on an ongoing basis.  Of course, there can be no assurance that the Company will be able to successfully refinance its Senior Notes.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of January 31, 2007, Mothers Work operates 1,582 maternity locations, including 798 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby! by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases or refinancing, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.